Exhibit 10.4

AGREEMENT

FOR THE DESIGN,

MANUFACTURING AND

COMMISSIONING OF A

CENTRALIZED PROCESSING

CENTER CPC

7/24/2020

between

VALVAN BALING SYSTEMS NV as the Supplier

and

Value Village Stores as the Purchaser

TABLE OF CONTENTS

1	PARTIES	4

2	BACKGROUND	4

3	DEFINITIONS AND INTERPRETATION	4

4	SUBJECT	8

5	PROJECT MILESTONES	8

6	DESIGNING, MANUFACTURING AND DELIVERY OF THE SYSTEM	9

7	SERVICES	10

8	PERFORMANCE TEST	11

9	PERFORMANCE GUARANTEES	12

10	OBLIGATIONS OF THE PURCHASER	13

11	CHANGE ORDER	14

12	TIMING AND DELAY	14

13	COMPENSATION AND INVOICING	14

14	ACCEPTANCE	15

15	COMPENSATION REDUCTION	16

16	WARRANTY	16

17	LIMITATION OF LIABILITY	17

18	LANGUAGE	19

19	RIGHTS TO THE RESULT AND INTELLECTUAL PROPERTY RIGHTS	19

20	TITLE	20

21	CONFIDENTIALITY	21

22	EXCLUSIVITY	21

23	DAMAGES	22

24	TERMINATION	22

25	REMEDIES	24

26	MISCELLANEOUS	24

ADDENDUMS

ADDENDUM A TECHNICAL OFFER AND APPROVED LAY-OUT

ADDENDUM B TIMETABLE

ADDENDUM C ACCEPTANCE LETTER

ADDENDUM D ORGALIME S 2012

ADDENDUM E ORGALIME S 2012 S

1	PARTIES

1.1

VALVAN BALING SYSTEMS NV, a limited liability company incorporated under the laws of Belgium, having its registered office at Krommebeekstraat 14, 8930 Menen, Belgium, registered with the Legal Entities Register under number 0460.789.392, duly represented by Dieter Wittouck, director (the “Supplier”); and

1.2

Value Village Stores, a partnership under the laws of British Columbia, having its registered office at 11400 SE 6th Street, Suite 220, Bellevue, Washington 98004, duly represented by Mark Walsh, CEO (the “Purchaser”)

Each referred to separately as a “Party” and jointly as the “Parties”.

2	BACKGROUND

2.1

The Purchaser is a company which is active in the sortation and sales of used and new clothing and household goods and the Supplier is a company active in the design and manufacturing of automated sorting and baling systems.

2.2

The Purchaser has requested, and the Supplier has agreed to design and to manufacture a centralized processing system for the Purchaser and its Affiliates, any of which may submit a purchase order to Supplier and each of which may be deemed a Purchaser hereunder, subject to the terms and conditions set forth in this Agreement.

2.3

The Parties agree that the Orgalime S 2012, General Conditions for the Supply of Mechanical, Electrical and Electronic Products and the Orgalime S 2012 S, Supplementary Conditions for the Supervision of Installation of Mechanical, Electrical and Electronic Products delivered under Orgalime S 2012 shall apply in relation to this Agreement in respect of matters not covered in this Agreement.

2.4

Purchaser desires to obtain a CPC System from Supplier and the exclusive rights from Supplier in the Territory and in the Segment, for the purchase and use of the CPC System and related technology and certain applications of Supplier technology.

3	DEFINITIONS AND INTERPRETATION

3.1	Definitions

Affiliate	shall mean TVI, Inc. and any entity that is directly or indirectly controlled by or under common control of TVI, Inc. including but not limited to Savers Australia Pty, LTD and TVI, Inc.’s joint venture partners;

Agreement	shall mean this agreement including all Addenda which are incorporated into the Agreement;

Breach	shall mean any breach by a Party which may substantially affect the performance of this Agreement;

Central Processing Center or CPC	shall have the meaning set forth in Addendum A;

Change	shall mean any actual change in, addition to, or deletion from the Subject;

Change Order	shall mean a written order signed by both Supplier and the Purchaser authorizing a Change;

Commissioning	shall mean starting up the System after completion of the erection and installation of the System, with the understanding that “Cold Commissioning” shall mean starting up the System without load and “Hot Commissioning” shall mean starting up the System with load.

Compensation	shall mean the compensation which the Purchaser shall pay for the Design, the manufacturing and delivery of the System, the performance of the Services and the execution of the Performance Test, as set out in Section 8.1;

CPC Combined Order	shall mean orders placed under this Agreement or other agreements entered into by Purchaser or its Affiliates and Supplier of one or more CPCs or other products or services, which may include Supplier’s Voice Grading software and hardware equipment and Supplier’s automated book processing software and hardware equipment, with a combined minimum value of 2.000.000 EUR;

Defect	shall mean any defect, non-conformity, failure or damage whatsoever and of whatever nature in the System, hidden or apparent, excluding the non-compliances of the Performance Guarantees, as set out in Section 14.2;

Delay	shall mean a delay of the Successful Hot Commissioning of the System as set out in the timetable attached as Addendum B, with the exception of any delay due to (i) any action or omission to act by the Purchaser that has been notified to the Purchaser in writing or (ii) by a Force Majeure event.

Design	shall mean the design of the System as set out in Section 6;

Documentation	shall mean all documentation, plans, texts, pictures, photographs, films, analysis, logos, databases, calculations, and other creations that are directly or indirectly related to the System;

Force Majeure	shall mean an exceptional event or circumstance:

(a) which is beyond a Party’s control,

(b) which such Party could not reasonably have provided against before entering into the Contract,

(c) which, having arisen, such Party could not reasonably have avoided or overcome, and

(d) which is not substantially attributable to the other Party.

Force Majeure shall include:

(i) war, hostilities (whether war be declared or not), invasion, act of foreign enemies,

(ii) rebellion, terrorism, revolution, insurrection, military or usurped power, or civil war,

(iii) riot, commotion, disorder, strike or lockout by persons other than Party’s Personnel and other employees of the Party and Sub-contractors,

(iv) munitions of war, explosive materials, ionizing radiation or contamination by radio-activity, except as may be attributable to the Party’s use of such munitions, explosives, radiation or radio-activity, and

(v) natural catastrophes such as earthquake, hurricane, typhoon or volcanic activity,

(vi) Loss or malfunctions of utilities, communications or computer (software and hardware) services;

(vii) Pandemic and any consequential restriction imposed by any law in one of the concerned countries which inhibit the progress of any obligation of a Party hereunder.

Good industry practice:	means, in relation to any undertaking and any circumstances, the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances;

Input Material Specifications	shall mean the specifications of material to be processed by the System as set out in Addendum A;

Intellectual Property Rights	shall mean any and all intellectual property and proprietary rights, whether registered or not, including but not limited to copyright, rights in databases, software rights, model and design rights, trademarks, utility models, patents, and all applications thereof, as well as know-how and trade secret rights;

Manufacturing Acceptance	shall mean acceptance of the System by the Purchaser in accordance with Section 14.

Milestone	Specific point in time within the project lifecycle to measure the progress of the project

Performance Guarantees	shall mean the performance guarantees set out in Section 9;

Performance Tests	shall mean the performance tests to be executed by the Supplier in close cooperation with the Purchaser as set out in Section 8;

Performance Test Report(s)	shall mean the report or reports drafted by the Supplier and signed by the Parties after completing the Performance Tests of the System as set out in Section 8.1

Addendum	shall mean any Addendum to this Agreement;

Segment	shall mean the thrift retail business of Purchaser;

Services	shall mean the supervision and installation services in relation to the System to be provided by the Supplier as set out in clause 6;

Signing	shall mean the date of signing of this Agreement;

Site	shall mean the Purchaser’s premises located at 21441 – 115 Avenue NW, Edmonton, Alberta, Canada, T5G 2Y4 or such other location as later designated by Purchaser upon which the System will be installed and the Services will be performed;

Subject	shall mean the subject of this Agreement as set out in Section 4;

Successful Hot Commissioning	shall mean starting up the System with load of material and reaching a capacity of 75% of the nominal input capacity as specified in Section 9, The Hot Commissioning will be successful after reaching the above during a 6 hour test. The results of the Successful Hot Commissioning shall be recorded in writing by the Supplier in a report within 5 Working Days which shall include relevant remarks and reservations of the Purchaser and the Supplier and which shall be signed by both Parties;

System	shall mean the Centralized Processing Center (“CPC”) as described in Addendum A (“technical offer”);

System Software	shall mean the computer programs in executable object code format for operating the CPC System and electrical control systems, including any updates or modifications developed in conjunction with Purchaser under this Agreement, or that Supplier makes available to its other customers.

Technical Data	shall mean the technical data in respect of the System, as set out in Addendum A;

Territory	shall mean United States, Canada and Australia;

Warranty Period	shall mean the warranty period as described in Section 15.3;

Working Day	shall mean a day (other than a Saturday or Sunday or official public holiday in Belgium, the United States and the Site) starting on 08.00 am (local time) and finishing at 05.00 pm (local time), including usual breaks;

3.2	Interpretation and order of precedence

3.2.1	The headings and sub-headings of this Agreement are used for convenience and ease of reference only and in no way define, limit, describe or interpret the scope or intent of this Agreement.

3.2.2	The words “include”, “including” and all forms and derivations thereof shall mean including but not limited to.

3.2.3	The Addenda form an integrating part of this Agreement.

3.2.4

All time periods referred to in this Agreement, unless otherwise stated, shall be counted in days. A “day” is defined as the 24-hour period starting and finishing at midnight. Such time periods shall commence at midnight following the triggering event and shall terminate at midnight following the expiration date, unless this date does not fall on a Working Day, in which case the expiration date shall be postponed to the beginning of next Working Day.

3.2.5

If a time period is to be calculated in months or years, the period will start at midnight on the day in which the triggering event occurred and shall terminate at midnight preceding the determined monthly or yearly anniversary of the triggering event.

3.2.6	In the event of any inconsistency between this Agreement and any other related document, the order of precedence of documents, from highest to lowest, shall be:

a)	this Agreement, excluding the Addenda;

b)	the Addenda;

c)	design documentation

d)	Orgalime S 2012;

e)	Orgalime S 2012 S;

3.2.7

Wherever this Agreement requires an action to be performed or an obligation to be undertaken, such action or obligation shall be performed in a professional manner by the Party taking the action or fulfilling its obligation.

4	SUBJECT

4.1	On execution of the contract, the Supplier hereby agrees to perform the following for the Purchaser:

1.

Design, manufacturing and delivery, in accordance with the terms set out in Section 6, of a centralized processing center, in accordance with the Technical Data set out in Addendum A (“Technical offer”); and

2.	the Services

3.	Commissioning of the System.

4.2	The above specified deliveries and services shall be performed in accordance with the terms and conditions stated in this Agreement.

5	PROJECT MILESTONES

In order to have some fixed points in project lifetime we set the following Milestones

Milestone 1 = signing of the Agreement

Milestone 2 = start of production

Milestone 3 = the System is delivered to Purchaser’s Site.

Milestone 4 = completion of Hot Commissioning

Milestone 5 = upon delivery of the Acceptance Letter

6	DESIGNING, MANUFACTURING AND DELIVERY OF THE SYSTEM

6.1	Design

6.1.1	The Design shall include the following:

a)	the mechanical design of the System, shall be based on the approved layouts – as attached to this Agreement as Addendum A.

After approval of the draft layouts:

(i)	the detailed layouts;

(ii)	the first draft of the equipment;

(iii)	the specification of the components;

(iv)	the detailed 3D design of the equipment;

(v)	the detailed 2D design of the equipment; (vi) the calculation of floor loading;

(vii)	the specifications and locations of utilities (water, electricity, air);

b)

the electrical design of the System, which shall, based on the assumption that the control systems for the System shall be Siemens S7-1500 (hardware) and Siemens TIA Portal (software) or next evolutions of Siemens software unless otherwise agreed in the Technical Committee, include and be limited to:

(i)	the specification of the components;

(ii)	the design of the electrical cabinets;

6.1.2	During the Design, the Supplier shall prepare the following Design Documentation and deliver them to Purchaser upon request (including and limited to):

(i)	2D layout drawings;

(ii)	Assisting documents for civil works and any governmental requirements, including permitting, health safety and welfare;

(iii)	Assisting documents for utilities; and

(iv)	a complete set of the Layout Documents on hard and soft copy for Purchaser’s facility planning purposes.

6.1.4

In case the Purchaser decides for whichever reason to change the location of the Site or the lay-out of the System, after Milestone 1, the Supplier shall be compensated for the additional hours needed to finalize the Design, caused by the change of location or lay-out as set forth in a Change Order. The Delivery Date shall be delayed by the amount of days necessary for additional works caused by the change of Site as set forth in a Change Order.

6.1.5

Purchaser may, from time to time, require that Supplier integrate third party component parts within the CPC design. Supplier shall be responsible to integrate said third party components into the CPC design and be responsibile for the overall functioning of the CPC, however Purchaser shall be obligated for the proper working condition of these third party components. In case the Supplier raises commercially reasonable business concerns about the integration of these third party components, then Purchaser shall be responsible for all issues in the functioning of the CPC that are directly or indirectly related to the articulated concerns raised by Supplier, however Supplier shall not otherwise be relieved of its liability for performance of its Services hereunder.

6.1.6

Upon delivery of the Acceptance Letter and payment of the final installment of the Compensation (Milestone 5), Supplier shall deliver to Purchaser the final versions of all Designs, Design Documentation and Documentation.

6.2	Manufacturing

6.2.1	The Supplier shall manufacture the System in accordance with the Technical Data set out in Addendum A.

6.2.2

The Supplier has the right to amend and/or change the Technical Data without affecting the quality of the System or the Performance Guarantees and without any effect on the Compensation, so long as Supplier provides notice to Purchaser prior to making such change. Purchaser may request Supplier make small adjustments to the lay out of the System on Site at no additional Compensation or cost to Purchaser.

6.2.3	The Supplier shall provide an electronic manual, including a technical manual, maintenance manual and user manual (the “Manuals”) in English as PDF-file on USB stick.

6.3	Delivery

6.3.1	The Supplier shall deliver the System Incoterms DAP, DELIVERED AT PLACE UNLOADED, at EDMONTON, CANADA following the timeline as specified in Addendum B

6.3.2

The obligations of the Parties shall be those indicated in the latest edition of the Incoterms published by the International Chamber of Commerce and applicable to the form of delivery specified in the previous Section 6.3.1.

7	SERVICES

7.1	The Supplier shall perform the following Services:

(i)	the mechanical installation of the System;

(ii)	the electrical installation of the System;

(iii)	the Cold Commissioning of the System; and

(iv)	the Hot Commissioning of the System (Milestone 4);

7.2

The Services shall include– all costs and expenses associated with Supplier’s personnel and subcontractors, inclusive of travel, meal accommodations, visa and other work permit documentation, licensing and bonding. In no event will Purchaser be responsible for any costs and expenses associated with performing the Services unless pre-approved in writing.

7.3	The Supplier shall perform the Services as specifically documented on Addendum A and, if subcontracted, by such subcontractors that are pre-approved by Purchaser in writing;

(i)	on the dates specified;

(ii)

In accordance with all applicable governmental regulations and laws in the jurisdiction where the Services are being performed, including but not limited to licensure and bonding, and best industry practice;

(iii)	With all due care and skill.

7.4

The Purchaser shall make available to the Supplier free of charge and upon reasonable request by the Supplier any necessary storage facilities and sufficient offices equipped with access to internet on Site.

7.5

Licenses and Bonding. Supplier and all approved subcontractors will have in place all licenses or authorizations required by federal, state, provincial or local law to allow such entity to perform the Services in the jurisdiction where the Services will be provided, and will require its employees, agents, subcontractors and any other person performing the Services under this Agreement to comply with all such applicable licensing and authorization requirements. Further, upon Purchaser’s request, each such entity will provide to Purchaser proof of such license or authorization, which may include such entity’s state, provincial and/or federal tax identification number, and any other documentation showing that such entity is authorized to do business in the jurisdiction in which the entity will perform the Services under the Contract.

7.6

Subcontractors. By an appropriate agreement, written where legally required for validity, Supplier shall require each approved subcontractor, to the extent of the Services to be performed by the subcontractor, to be bound to Supplier by the terms of this Agreement, and to assume toward Supplier all the obligations and responsibilities which Supplier, by this Agreement, assumes toward the Purchaser. Said agreement shall preserve and protect the rights of the Purchaser under this Agreement with respect to the Services to be performed by each subcontractor so that the subcontracting thereof will not prejudice such rights, and shall allow to the subcontractor, unless specifically provided otherwise in Supplier-Subcontractor agreement, the benefit of all rights, remedies, and redress against Supplier that Supplier, by this Agreement, has against the Purchaser. Where appropriate, Supplier shall require each subcontractor to enter into similar agreements with its sub-subcontractors. Supplier shall make available to each proposed subcontractor, prior to the execution of the subcontract, copies of this Agreement to which the subcontractor will be bound by this Section, and identify to the subcontractor any terms and conditions of the proposed subcontract which may be at variance with this Agreement.

8	PERFORMANCE TEST

8.1	Subject to completion of the installation of the System, the Supplier shall execute the following performance test (the “Performance Test”):

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8.2

Supplier shall keep Purchaser generally appraised of its progress such that Purchaser can pre-arrange the schedules of its staff for their participation in the Hot Commissioning and Performance Test. The execution of the Hot Commissioning and the Performance Test shall be notified by the Supplier to the Purchaser at least ten (10) Working Days prior to execution and executed by the Supplier in close cooperation and with the approval of the Purchaser, not to be unreasonably withheld. The Performance Tests period shall start after the Hot Commissioning of the System and shall be completed as soon as reasonably practicable and in any event within a period of one (1) month following Hot Commissioning. In the event of a failed Performance Test, Purchaser will notify Supplier of such failure and Supplier shall remedy any deficiencies or defects in the System as soon as reasonably possible, not to exceed six (6) weeks. Supplier will notify Purchaser of the completion of all such deficiencies or defects, and Purchaser shall have an additional four (4) week period to procure sufficient personnel and consumables for an additional Performance Test, per Section 8.4 below.

8.3

The Performance Test can be carried out without the physical presence of the Supplier, with the understanding that the Supplier, in cooperation with Purchaser, shall be in remote control and will log all robot movements and all weights deposed at different stations.

8.4

The Purchaser shall procure that sufficient personnel and sufficient amounts of consumables and infeed materials as well as all necessary spare parts (as described in the Manuals) will be available on the Site during the Performance Test. Supplier shall promptly replace any spare parts used in or before the Performance Test.

8.5	Acceptance of the System, as set out in Section 14 will be subject to the successful completion of the Performance Test.

9	PERFORMANCE GUARANTEES

9.1	Under the assumption that conditions under 9.2 are fulfilled, The Supplier guarantees that the System will meet the following performance requirements (the “Performance Guarantees”):

(i)	The installation (conveyors/buffers/robots) is running at a capacity of 100.000 Lbs./ 8h and is capable of providing the material to all pre-sort, sort and pricing stations.

9.2	Assumptions related to performance guarantees:

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Above assumptions are based on collected data from other similar installations and the expertise of the Purchaser and are not the responsibility of the Supplier.

9.3

The Supplier shall deliver the System in full compliance with all provincial, state and city electrical codes. The electrical work will conform to Canadian Standards Association (“CSA”) standards. If certification of CSA compliance is required by a provincial or other governmental agency, Supplier will complete all work to meet such certification at Purchaser’s cost.

10	OBLIGATIONS OF THE PURCHASER AND SUPPLIER

10.1	Payment of the Compensation

The Purchaser shall make the payments to the Supplier in accordance with the terms of payment specified in Section 13 of this Agreement.

10.2	Site Specifications

10.2.1	The Purchaser shall execute all preparatory construction works in accordance with the Design Documentation.

10.2.2	In order to enable the Supplier to perform the Services, the Purchaser shall make available to the Supplier, when and as reasonable requested by the Supplier, access to, or supply of, the following:

(a)	electrical connections;

(b)	High speed internet connection

(c)	pneumatic connection and compressors;

(d)	foundations, civil works based on the Design Documentation;

(e)	technical security control (safety inspections);

(g)	Providing of CPC System operating consumables (bags, wrapping, strapping material, etc.)

(h)	Test material (conform the Input Material Specifications set out in Addendum A);

(i)	Providing of operators, as required

(j)	Providing of local staff for cleaning and polishing of the equipment before the start of commissioning.

10.2.3

The Purchaser and Supplier shall review and agree in advance of any Service being performed that there is easy access to the Site and a clear and safe working area in order to allow a safe and practical performance of the Services. If, and during time periods safety cannot be guaranteed, the Parties agree that the performance of the Services may be suspended, until such time as it is safe and practical for Services to resume.

10.3	Import permits or licenses

To the extent that Supplier is prevented from doing so due to Purchaser being the importer of record, the Purchaser shall obtain all import permits or licenses required in relation to the System and Services. In such an event, Supplier shall provide Purchaser with a commercial invoice and declaration of hazardous materials, if applicable.

10.4	Permits, licenses and approvals

10.4.1

The Purchaser shall reasonably assist the Supplier in ascertaining the nature and extent of any applicable laws, regulations, directives, and customs in the place where the System has to be installed and the Services performed, which may affect the Supplier in the performance of his obligations under the Agreement.

10.4.2	The Supplier shall in due time obtain or be granted all consents including permits to work and approvals required for commissioning of the System and performance of the Services.

10.4.3

The Supplier shall be responsible for obtaining the necessary permits for the temporary importation and for the re-export of the Supplier’s equipment to be temporarily imported for the execution of the Agreement, with assistance from Purchaser as reasonably necessary.

10.4.4

For the avoidance of doubt, the Purchaser and Supplier each confirms compliance with all applicable laws and regulations, including social, employment and environmental laws on Site for its own personnel and for subcontractors of which the Purchaser or Supplier is responsible, and undertakes to hold the other Party harmless from any claims from any third parties addressed to the other Party in this regard.

10.5	Additional Supplier Obligations. In furtherance of performing the Services, Supplier shall supply the hoisting equipment and elevated work platforms.

10.6

Visa Work Permits, Licenses and Bonding.    Supplier shall be responsible for acquiring and the payment of any costs and fees associated with Supplier’s personnel and subcontractors, including visas, work permits, professional licensure and bonding as may be required in order to perform the Services at the Site.

11	CHANGE ORDER

Each Change shall be mutually agreed upon between and duly signed by the Parties and will be subject to a separate Change Order, including full details of the envisaged change and applicable compensation and payment terms.

12	TIMING AND DELAY

12.1

Subject to the specified cooperation required of the Purchaser, the Supplier shall manufacture and deliver the System, perform the Services and execute the Performance Test in accordance with the timetable, attached to this Agreement as Addendum B.

12.2

In case of a Delay in completion of a Milestone from the timetable set forth in Addendum B, the Purchaser shall only be entitled to claim liquidated damages equal to 0.3% of the Compensation for the System per (completed) week the delay continues (after a grace period of three (3) weeks), in the form of a reduction of the final instalment of the Compensation to be paid by the Purchaser in accordance with Section 13.4. The liquidated damages for a Delay will be limited to seven percent (7%) of the total Compensation.

13	COMPENSATION AND INVOICING

13.1

As compensation for the manufacturing and delivery of the System, and the performance of the Services, the Purchaser shall pay the Supplier a total amount of EUR 2.905.700 (the “Compensation”). Since the exact value will differ from CPC to CPC, we use the general term “Compensation” without specifying the amount.

13.2

For the avoidance of doubt, the Compensation also includes the costs for the execution of the Performance Test (excluding inter alia any costs in relation to consumables, utilities and personnel of the Purchaser).

13.3	For the avoidance of doubt, the Compensation does not include:

(a)	the applicable VAT rate that is legally effective on the date of the respective payment invoice issue;

(b)	the compensation of additional days of Services plus related costs which are needed due to delay caused by the Purchaser;

(c)	any other taxes, levies, import duties or custom duties in respect of the System or the Services, but excluding packaging, shipping and delivery;

(d)	any compensation, costs or expenses resulting from a Change Order; and

(e)	the matters to be provided by the Purchaser pursuant to Section 10.2.2.

13.4	The Compensation set out in Section 13.1 shall be due and shall be paid by the Purchaser in the following instalments:

(a)	ten percent (10%) at the signing of the Agreement (Milestone 1) upon receipt of invoice for down payment;

(b)	thirty percent (30%) at start production (Milestone 2);

(c)

thirty-five (35%) of the Compensation will be secured by a letter of credit to be opened by Purchaser in favor of Supplier not later than ninety (90) days following Milestone 2. In no event shall the letter of credit be issued later than one (1) month prior to shipment. The thirty-five percent (35%) of the Compensation will be payable within sixty (60) days after presentation of the shipping documents showing delivery of the System to the Site;

(d)	ten percent (10%) of the Compensation will be payable within sixty (30) days after presentation of Hot Commissioning Certificate (Milestone 4);

(e)	fifteen percent (15%) of the Compensation will be payable within sixty (30) days after presentation of the Acceptance Letter (Milestone 5);

13.5

Except as expressly stated otherwise, all payments due shall be made available into the Supplier’s bank account mentioned on the respective invoice, within thirty (30) days after the Purchase has received the invoice.

13.6

If a party fails to make any payment due to the other party under this agreement within thirty (30) days following written notice specifying the defaulted payment, (due date), then, without limiting the other party’s remedies the other party may charge the defaulting party simple interest on the overdue amount at the rate of five percent (5%) per annum. Such interest shall accrue on a daily basis from the due date until the date of actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest immediately on demand by the other party. This Section 13 shall not apply to payments that are contested in good faith.

14	ACCEPTANCE

14.1

Acceptance of the System (the “Manufacturing Acceptance”) will be subject to the successful completion of the Performance Test in accordance with Section 8 above and Purchaser’s execution of the Acceptance Letter, which will be executed and provided to Supplier within 10 days of the successful Performance Test.

14.2

Upon successful completion of the Performance Test, Manufacturing Acceptance of the respective System shall not be unreasonable withheld by the Purchaser and shall be manifested by the Purchaser by issuing an Acceptance letter in the form attached to this Agreement as Addendum C (the “Acceptance Letter”).

14.3	In case of unsuccessful completion of the Performance Test, the provisions of Section 15 shall apply.

15	COMPENSATION REDUCTION

15.1

Before applying the Compensation Reduction set out below, the Supplier shall take all necessary efforts to achieve the Performance Guarantees. The Compensation Reduction shall only apply once it becomes clear that notwithstanding these efforts the Performance Guarantees cannot be reasonably achieved within the (6) six-month period in accordance with Section 8.2. Any non-compliance of the System included in Section 15.2 will only be compensated once in accordance with the Compensation Reduction set out below.

15.2

Non-compliance of the System with the Performance Guarantees, (i) following expiry of the (6) six-month period in accordance with Section 8.2, shall result in compensation by the Supplier in the form of a reduction of the final instalment of the Compensation of the respective System to be paid in accordance with Section 13.4, as follows (the “Compensation Reduction”):

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15.3

Non-compliance with the Performance Guarantees within the range set out above can only result in a Compensation Reduction and will not result in or be regarded as a Defect or Material Default and therefore can in no event be invoked nor lead to a termination or right of Rescission of the Agreement. Non-compliance with the Performance Guarantees under the range set out above shall result in a Compensation Reduction and Shall also result in or be regarded as a Defect or Material Default and therefore can be invoked or lead to termination or right of Rescission of the Agreement.

16	WARRANTY

16.1

Subject to the provisions of Section 16.3 the electric, pneumatic and hydraulic components of the System, including the System Software, are subject to a Warranty Period of 12 months, commencing on the date of the Hot Commissioning, provided that the System is operated and maintained materially in accordance with the instructions of the Manuals. To the extent that Hot Commissioning is delayed for reasons attributable to a breach of any obligations of the Purchaser expressly set forth in this Agreement, the Warranty Period shall be reduced by a period equivalent such period of delay

16.2

Subject to the provisions of Section 16.3, the mechanical construction of the System is subject to a Warranty Period of twenty-four (24) months, commencing on the date of the Hot Commissioning, provided that the System is operated and maintained in accordance with the instructions of the Manuals, maintained under guidance of a separate maintenance agreement. To the extent that Commissioning is delayed for reasons attributable to the Purchaser, the Warranty Period shall be reduced by a period equivalent such period of delay.

16.3

The warranties provided pursuant to Sections 16.1 and 16.2 do not invalidate any warranties on third party components which remain valid as such. For the avoidance of doubt the same warranties agreed between the Supplier and their third-party suppliers and which were approved by Purchaser in writing on third party components shall also apply between the Supplier and the Purchaser, but without prejudice to Sections 16.1.and 16.2.

16.4

If a Defect is discovered during the Warranty Period and if the Purchaser has notified the Supplier in writing of such Defect in accordance with the provisions of Section 26.1 no later than three (3) Working Days after the expiry of the warranty period, the Supplier shall remedy such Defect. With regard to the notification of a Defect the day of dispatch of the notification by the Purchaser shall be decisive.

16.5

Any warranty will be void when the use of spare parts not of a similar quality or not provided by the Supplier, or any misuse or improper maintenance (not in accordance with the Manuals) of the System or any of its components is detected.

16.6	In any event, the Supplier’s aggregate maximum liability for its Warranty obligations under this Section will be limited to EUR 2,000,000.

16.7

During the Warranty periods, Supplier will replace or repair all System defects immediately upon notice of the defect from Purchaser, or, in the case of a repair or replacement that cannot by its nature be completed immediately, will initiate the process to complete such repair or replacement immediately upon notice.

16.8	Following the Warranty periods, Supplier will perform such repairs and maintenance at Purchaser’s request, pursuant to a separate Scope of Work stating the terms and fees for such services.

17	LIMITATION OF LIABILITY INDEMNIFICATION AND INSURANCE

17.1	The Supplier shall be liable for any loss or damage caused by it. The Supplier is generally not released from its liability by virtue of any insurance taken out by Supplier or by the Purchaser.

17.2	Intentionally deleted

17.3

The Supplier undertakes to indemnify and hold harmless the Purchaser and any third party with respect to any damage and/or accident caused to its personnel. The Supplier assumes full responsibility for the actions of its personnel both inside and outside the site area. The Supplier shall be liable for damages with respect to any loss caused to the Purchaser or to any third party by its personnel.

17.4

However, the Purchaser and the Supplier declare that they are whole-hearted and professionally equivalent trading partners, having contracted out of their free will and mutual respect. Against this background they decide, for the purpose and for the performance of this agreement, to limit their liability.

17.5

Under no condition, even in the event of a provision to the contrary in other places in the contract, shall the Purchaser and the Supplier hold each other liable for any loss which exceeds the sole limit of €5 million (five million EUR) agreed here.

17.6

This amount shall include any claims or demands from their personnel, third parties, Suppliers, sub suppliers or other trading partners on which they call or whom they have under their control and responsibility.

17.7

The Purchaser and the Supplier shall make an exception if a party should be shown to be guilty of a demonstrated, deliberate offence, willful misconduct or gross negligence or a breach by either Party of any of the confidentiality, exclusivity or indemnification obligations stated herein. In such a case, the party at fault cannot invoke the aforementioned limit, and its liability is unlimited.

17.8

Indemnification. Supplier agrees to defend, hold harmless, and indemnify Purchaser, its Affiliates and their respective directors, officers, employees, agents, and assigns (“Indemnified Parties”), from and against any and all claims, suits, actions, demands, and proceedings of any kind threatened, asserted or filed against Purchaser and/or any Purchaser Indemnified Party by any third party (collectively “Claims”), and any damages, losses, expenses, liabilities or costs of any kind, (including but not limited to reasonable attorneys’ fees, witness fees and court costs) incurred in connection with such Claims (including those necessary to successfully establish the right to indemnification), arising out of or relating to: (i) bodily injury or death to any person caused by the System, Supplier or anyone acting on behalf of Supplier; (ii) loss, or damage to property of any person caused by the System, Supplier or anyone acting on behalf of Supplier; (iii) any breach or alleged breach of its confidentiality obligations hereunder; (iv) any Claims for infringement of Intellectual Property Rights arising from Purchaser’s use of the System; or (v) any breach or alleged breach of the warranties in Section 16.

17.9

Insurance.    Supplier warrants that it will maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law. Without limiting the foregoing, to the extent this Agreement creates exposure generally covered by the following insurance policies, Supplier will maintain (and shall cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain) at its sole cost and expense at least the following insurance covering its obligations under this Agreement:

i. Commercial General Liability including (A) bodily injury, (B) property damage, (C) products and completed operations, including contractual liability coverage, in an amount not less than One Million EUR (1.000.000) per occurrence and Two Million EUR (2.000.000) in the aggregate;

ii. Business Automobile Liability for owned, hired and non-owned vehicles in an amount of not less than One Million EUR (1.000.000) for combined single limit;

iii. Workers Compensation at statutory limits and Employer’s Liability at limits not less than One Million EUR (1.000.000) per occurrence; and

iv. Professional Liability Insurance covering any and all errors, omissions or negligent acts in the design and conception of the products being provided to Purchaser or on behalf of Purchaser hereunder. Such errors and omissions insurance shall include:

(a) Coverage for a rework of the products with a combined and aggregated limit of Five Million EUR (5.000.000);

(b) Coverage for purely financial losses as a result of errors, omissions or negligent acts in the design and conception of the products being provided, with a combined and aggregated sublimit of One Million EUR (1.000.000).

Supplier will ensure that (i) the insurance policies listed above contain a waiver of subrogation against Purchaser and its Affiliates, (ii) the Commercial General Liability and Business Auto Liability policies name Purchaser and its Affiliates and assignees as additional insureds, and (iii) Purchaser is to receive notice in writing of any cancellation, modification or non-renewal of policies. Within thirty (30) days following the signing of this Agreement and upon the renewal date of each policy, Supplier will furnish to Purchaser certificates of insurance and such other documentation relating to such policies as Purchaser may reasonably request. In the event that Purchaser reasonably determines the coverage obtained by Supplier to be less than that required to meet Supplier’s obligations created by this Agreement, then Supplier agrees that it shall promptly acquire such coverage and notify Purchaser in writing that such coverage has been acquired. All insurance must be issued by one or more insurance carriers Best’s rated B+, V or better. Supplier’s insurance will be deemed primary with respect to all obligations assumed by Supplier under this Agreement.

18	LANGUAGE

All communications between the Supplier and the Purchaser (including the Purchaser’s personnel) and all documents of whatever kind submitted by one Party to another Party shall be in English.

19	RIGHTS TO THE RESULT AND INTELLECTUAL PROPERTY RIGHTS

19.1

The Purchaser acknowledges that all Intellectual Property Rights relating to the System, including but not limited to the Intellectual Property Rights of the Design, Design Documentation and Documentation, the System Software, and any other Intellectual Property Rights created by the Supplier during the performance of this Agreement, irrespective of their origin, whether created alone or in conjunction with the Purchaser or third parties and/or based on the proposals or (assisted) development of the Purchaser or third parties (“New IP”), are and remain the exclusive property of the Supplier. This shall equally apply to all future improvements, modifications and/or additions to the System. The Supplier hereby grants to Purchaser and its Affiliates, who hereby accepts, a perpetual, royalty-free and non-transferable (except to the Purchaser’s Affiliates, successors and assigns) and non-exclusive license on all Intellectual Property Rights in the Design necessary for the installation, operation, maintenance, modification, repair and demolition of the System, including the System Software. For the avoidance of doubt, Parties acknowledge and agree that the Purchaser remains free to combine, integrate and/or interface the System with other machines and/or systems, without the Supplier acquiring any Intellectual Property Rights to the machines and systems that are combined, integrated and/or interfaced with the System.

19.2

Without prejudice to the license granted on improvements, modifications and additions to the System as set out in Section 19.1 of this Agreement, and the enhanced license to the System Software set forth in Section 19.7 below, nothing in this Agreement shall be construed as granting, or as an undertaking to subsequently grant, to the Purchaser any license, right, title or interest in the Intellectual Property Rights relating to the System. On Purchaser’s written request, the Parties agree to resolve in good faith a license fee payable to Supplier for the purpose of enabling Purchaser and its Affiliates to independently develop, manufacture and operate central processing centers similar to the CPC System for Purchaser’s and its Affiliates’ internal business use only. Accordingly, in consideration of the agreed license fee, Supplier hereby grants to Purchaser an irrevocable, non-

exclusive (according to the terms and conditions of Section 22.1), non-transferrable, license in the Territory, without the right to grant sublicenses to all of the Intellectual Property Rights of the CPC System described in Addendum A and in any New IP, including the System Software for Purchaser’s and its Affiliates’ internal business use only.

19.3

The Purchaser undertakes to fully respect the exclusivity of the Intellectual Property Rights set forth in Section 19.1 and 19.2 and agrees not to apply for a patent, trademark, utility model, design or any other registered Intellectual Property Right protection relating to the System. Subject to being indemnified for costs, the Purchaser shall take reasonable steps to assist the Supplier in protecting its Intellectual Property Rights.

19.4

The Purchaser shall promptly notify the Supplier in the event a third party alleges that the System infringe its Intellectual Property Rights (hereinafter referred to as “Third Party Claim”) in which case the Supplier shall at its sole discretion exercise one or more of the following rights at its cost: (a) replace or modify the System or the alleged infringing part thereof within a reasonable time period such that the replaced or modified System or part thereof is no longer (allegedly) infringing any third party’s Intellectual Property Rights, or (b) procure for the Purchaser the right to continue to use the System as contemplated by the Agreement under reasonable terms and conditions.

19.5

The Purchaser acknowledges that the Supplier shall take the lead in handling the Third Party Claim which implies amongst others that solely the Supplier has the right to determine, in its sole discretion, how it will handle the Third Party Claim and the Purchaser undertakes not to take any action in that respect and to reasonably cooperate with the Supplier.

19.6	The Supplier undertakes to hold the Purchaser harmless in case of Third-Party Claims in this regard as further set forth in Section 17.8.

19.7

In addition to the rights granted to Purchaser to the System Software for use in the CPC System described in Addendum A, Supplier agrees to notify Purchaser of all software updates, enhancements and new releases (collectively “Updates”) that Supplier makes available to its clients. In the event Purchaser elects to have such Updates installed in any of its previously installed Systems, Purchaser shall not be obligated to the cost of such Upgrades, but shall be responsible for the cost of installation/implementation of such Upgrades. Further, Supplier grants Purchaser the right to copy the System Software as reasonably necessary to operate the System Software, and for backup, disaster relief and testing purposes. Any additional software implementation services or maintenance services outside the Warranty in Section 16.1 will be provided under a separate scope of work.

20	TITLE

20.1

The title to the System will remain with the Supplier until the instalments in accordance with subsection 13.4 (subject to any reduction under clause 14) have been paid. The Purchaser will immediately inform the Supplier in case of arrest of any components of the System at his charge or in his hands.

20.2	Following payment of the instalments in accordance with subsection 13.4 as set forth above in subsection 20.1, the title to the System will transfer to the Purchaser.

21	CONFIDENTIALITY

21.1

For the purposes of this Agreement, the Parties may provide each other with confidential and proprietary information including but not limited to all commercial, technical or financial information, Documentation and Design Documentation (hereafter “Confidential Information”).

21.2

Each Party agrees not to, and undertakes that no Affiliate shall, disclose any Confidential Information to any third party, nor use the same for its own sole benefit, nor permits its use for the benefit of others, without the prior written consent of the other Party. Each Party may disclose Confidential Information to its employees who reasonably need access to such information in connection with their involvement in the Design of the System and who have undertaken, in writing, obligations of confidentiality comparable in scope to those set forth in this Agreement.

21.3	The obligations of confidentiality under this Agreement shall not apply to any information which:

a)	becomes published or otherwise generally available to the public through no fault of any Party;

b)	was already known to the recipient or otherwise available to that Party before the disclosure of the information pursuant to this Agreement;

c)	is obtained by the recipient from a third party who is not restricted by any obligation of confidence;

d)	is prepared or developed by a Party, which is unrelated to the disclosure of information under the terms of this Agreement, or

e)

needs to be disclosed to comply with a court of administrative order, provided that the respective Party first uses reasonable efforts to obtain an order preserving confidentiality of the Confidential Information.

22	EXCLUSIVITY

22.1     Commencing on the execution of this Agreement, Supplier shall not, and shall not authorize or permit any of its officers, directors, stockholders, affiliates, employees, agents, advisors or other representatives to, directly or indirectly, sell, lease, license or transfer the CPC System, or any similar mass material handling system to any competitor of Purchaser or its Affiliates in the Territory and in the Segment and continuing thereafter (“Exclusivity Period”) as follows:

•	Two (2) years following the date of the mutual execution (“Contract Date”) of this Agreement.

•

So long as Purchaser executes a Combined Order (min of 2,000,000 Euro) within two (2) years following the Contract Date of this Agreement, or within one (1) year following the Contract Date of any subsequent Combined Order (‘Notice Date’), then the Exclusivity Period shall be extended until three (3) years following the Contract Date of the most recently completed Combined Order. In no event shall the Notice Date for a subsequent Combined Order be earlier than a preceding Notice Date.

•	In the event a Combined Order is not executed by Purchaser within two (2) years following the Contract Date of this Agreement, then the Exclusivity Term shall expire on that date.

•

In the event a Combined Order is not executed by Purchaser within one (1) year following the Contract Date of a subsequent Combined Order, then the Exclusivity Term shall expire after three (3) years following the Contract Date of the most recently completed Combined Order.

The following two existing customers of Supplier are excluded from these exclusivity provisions, unless they are acquired by or merged into a competitor of Purchaser with any business operations in the Segment and in the Territory:

[***]

[***]

Notwithstanding anything in Section 22.1 to the contrary, Exclusivity in Australia shall be granted to Purchaser for a period of three (3) years beyond the completion of the Acceptance Letter of the Edmonton CPC (’Australia Option Expiration’). If Purchaser elects to contract for a CPC installation in Australia prior to the Australia Option Expiration, then Exclusivity for Australia shall continue until that date that is three (3) years following the Contract Date of the Australia CPC. In the event that Purchaser does not contract for the installation of a CPC in Australia before the Australia Option Expiration, then Exclusivity in Australia shall expire on the Australia Option Expiration. For clarity, an Australia CPC installation shall count toward Purchaser’s Combined Order requirement to maintain Exclusivity in the US and Canada.

22.2	FUTURE CPC SYSTEM ACQUISITIONS

Upon execution of this Agreement, both Parties agree to reduce the cost for future CPC Systems. Cost reductions could find their origin in:

•	Non-value Added Costs (e.g. Freight, Duty);

•	Process Design (value engineering); and

•	Equipment (lower cost for the same or substantially the same equipment).

23	DAMAGES

In the event of a breach of obligations under Section 19, 21 or 22, the breaching Party shall pay the other Party an amount of EUR 100.000 for each breach, and in addition, an amount of EUR 1.000 for each day that breach continues, without the need to serve prior notice or the need of a court order and without prejudice to any right of the other Party to recover damages in excess of the amounts specified in this Section 23. The Parties acknowledge the importance of the obligations under this Section 23 for both Parties and that such amounts represent a genuine and reasonable estimate of the damage likely to be suffered by any Party in the event of a breach of the obligations under respectively the Sections 19, 21 or 22.

24	TERMINATION

24.1	Termination with immediate effect

24.1.1

The Supplier shall have the right to terminate this Agreement at any time by notice with immediate effect without having to pay any damages to the Purchaser and without any Court intervention in the following cases:

a)	if the Purchaser becomes insolvent, or goes into liquidation; or

b)

if voluntarily or involuntarily any proceedings under bankruptcy, insolvency or reorganization laws are instituted by or against the Purchaser and, if involuntarily, they are not dismissed within ninety (90) days after proceedings are commenced; or

c)	if the Purchaser is dissolved; or

e)

if the Purchaser fails to pay the Supplier any amount outstanding which is due and payable, and not subject to reasonable dispute, within ninety (90) days following written notice specifying the exact nature of the default after the amount became due and payable pursuant to Section 13.4 and Purchaser fails to cure such default within the ninety (90) day time period.

Any such termination shall be without prejudice to any other rights of the Supplier under this Agreement.

24.1.2

The Purchaser shall have the right to terminate this Agreement at any time by notice with immediate effect without having to pay any damages to the Supplier and without any court intervention in the following cases:

a)	if the Supplier becomes insolvent, enters into a debt rescheduling or discharge arrangement with its creditors, assigns substantially all of its assets to a third party or goes into liquidation; or

b)	if voluntarily or involuntarily any proceedings under bankruptcy, insolvency or reorganization laws are instituted by or against the Supplier; or

c)	if the Supplier is dissolved, except in the framework of a restructuring; or

d)	if the financial situation of the Supplier is or becomes such that its ability to duly perform this Agreement is substantially affected, or the Supplier terminates or suspends its business;

e)

if Supplier is in material default and fails to cure the default within thirty (30) days of written notice by Purchaser specifying the exact nature of the default, unless such default involves a repair to the System that, by its nature, cannot be completed within thirty (30) days, then in such event, as soon as is reasonably possible.

Any such termination shall be without prejudice to any other rights of the Purchaser under this Agreement.

24.1.3

Purchaser may terminate the Agreement by providing written notice of termination, without cause or reason, at any time within ninety (90) days of the signing of the Agreement (Milestone 1), in which event, the amount paid to Supplier for Milestone 1 shall be forfeited by Purchaser and retained by Supplier, and neither party shall have further obligations to provide Services or to make payments under this Agreement whatsoever.

Supplier may terminate the Agreement by providing written notice of termination, without cause or reason, at any time within ninety (90) days of the signing of the Agreement (Milestone 1), in which event, the amount paid to Supplier for Milestone 1 shall be refunded to Purchaser by Supplier, and neither party shall have further obligations to provide Services or to make payments under this Agreement whatsoever.

Any such termination shall be without prejudice to any other rights of the parties under this Agreement.

24.2	Return of Confidential Information

Upon any termination of this Agreement the Parties shall immediately return all Confidential Information to the other Party. For clarity, Confidential Information does not include any manuals, processes, workflows jointly developed by the Parties or materials that are required by Purchaser to operate, service, train and maintain the CPC System.

24.3	Surviving Provisions

If this Agreement is terminated or dissolved for whatever reason, including pursuant to this Section 24, all rights and obligations of the Parties hereunder shall terminate except for this Section 24.3 and Sections 3 (Definitions and Interpretation), 18 (Language), 19 (Rights to the Result and Intellectual Property Rights), 21 (Confidentiality), 22 (Exclusivity), 25 (Remedies) and 26 (Miscellaneous), which shall survive the termination of this Agreement.

25	REMEDIES

The Parties agree that the rights and remedies which the Purchaser may have with respect to the Performance Guarantee/Compensation Reduction, a Breach, a Material Defect, a termination or a Rescission of the Agreement are limited to the rights and remedies explicitly contained in this Agreement. Any and all rights and remedies of any legal nature which the Purchasers may otherwise have in connection with the Performance Guarantee/Compensation Reduction, a Breach, a Material Defect or a termination or a Rescission of the Agreement are hereby explicitly excluded unless otherwise provided for in this Agreement. The Parties shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect except as otherwise provided for in this Agreement.

26	MISCELLANEOUS

26.1	Notifications

26.1.1

Unless otherwise specifically indicated in the Agreement, all notices, approvals, consents, authorizations and other communications required or permitted pursuant to the Agreement, shall be in writing and shall be delivered by personal delivery or courier to the Parties at the addresses shown in Section 1. Additional duplicate notices to Purchaser must be made to its legal department, as follows:

Savers

Attn: Legal Department

11400 SE 6th Street, Suite 220

Bellevue, WA 98004

26.1.2	Either Party may change its contact information for the purposes of this Section 26.1 by providing the other Party within 7 days’ notice of such a change.

26.1.3	Invoices and all supporting documentation shall be mailed or delivered to the address shown below:

Savers

Attn: Innovation Department

11400 SE 6th Street, Suite 220

Bellevue, WA 98004

26.1.4	E-mail may be used for communication between the Parties, but e-mail shall not be used for the communication of a notice which is prescribed by the Agreement.

26.2	Amendments

This Agreement may not be amended, supplemented or changed, nor may any provision of this Agreement be waived, except by a written instrument making specific reference to this Agreement and signed by the Party against whom enforcement of any such amendment, supplement, change or waiver is sought.

26.3	Severability

Should any provision of this Agreement be held to be illegal, void or unenforceable (i) such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement and (ii) the Parties shall commit themselves to replace the non-binding and/or non-enforceable provisions by provisions that are binding and enforceable and differ as little as possible – taking into account the object and purpose of this Agreement – from the non-binding and/or unenforceable provisions.

26.4	Assignment

None of the Parties may assign or transfer this Agreement or any of its rights, obligations or interests hereunder, in whole or partially, to any third party without the prior written consent of the other Party.

26.5	Waiver

Any failure or delay by a Party in exercising any right under this Agreement, any single or partial exercise of any right under this Agreement or any partial reaction or absence of reaction by a Party in the event of violation by the other Party of one or more provisions of this Agreement, shall not operate to be interpreted as a waiver (either express or implied, in whole or in part) of that Party’s rights under this Agreement or under said provision(s), nor shall it preclude any further exercise of any such rights. Any waiver of a right must be express and in writing in accordance with Section 2 of this Agreement. If there has been an express written waiver of a right, this waiver cannot be invoked by the other Party in favor of any other failure or situation, even if similar to the prior one.

26.6	Entire agreement

This Agreement supersedes and replaces all prior letters, e-mails, understandings or agreements, whether oral or written, whether explicit or implicit, with respect to the subject matter of the Agreement, or part thereof.

26.7	Governing law, Arbitration and competent courts

26.7.1

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, with the exclusion of the United Nations Conventions on Contracts for the International Sale of Goods of 11 April 1980.

26.7.2

Any disputes that cannot be resolved between the Parties after good faith attempts to do so, including the license fee in 19.2, or disputes that cannot be resolved by any attempted mediation by the Parties will be finally determined by binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”). There will be one (1) arbitrator if the amount in controversy is less than $1,000,000 USD and three (3) arbitrators if the amount in controversy is more than $1,000,000 USD. Arbitration will be held in Toronto, Ontario, Canada under the ICDR’s then-current dispute resolution rules. The prevailing party in any arbitration will be entitled to recover its arbitration costs and attorneys’ fees.

Notwithstanding the foregoing, Purchaser may elect to apply to any court of competent jurisdiction for interim or provisional injunctive, equitable, or other extraordinary relief, including regarding matters involving impermissible competition or alleged misuse of trademarks or Confidential Information. In connection with such suits, actions, or legal proceedings, the Parties submit to the exclusive jurisdiction and venue of the federal or state courts located in the City of Toronto, Province of Ontario, Canada.

This Agreement has been duly executed on 7/24/2020 in two (2) original copies of which the Parties have received an original copy each.

VALVAN BALING SYSTEMS NV	VALUE VILLAGE STORES

/s/ Dieter Wittouck	/s/ Mark Walsh
Dieter Wittouck CEO	Mark Walsh CEO